EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Jodi Amendola Amendola Communications for QuadraMed Corporation 480.664.8412, ext. 11 jamendola@ACmarketingPR.com Investor Relations 703.742.5393 InvestorRelations@quadramed.com

QuadraMed Signs $10.6M QCPR Contract

with Saudi Arabia National Guard Health Affairs (NGHA)

Company records sales increase of 36% in first half of 2008 over same period in 2007

RESTON, Va. – July 14, 2008 – QuadraMed Corporation (NASDAQ: QDHC) today announced that the Saudi Arabia National Guard Health Affairs (NGHA), located in Riyadh, Saudi Arabia, signed a contract for QuadraMed CPR (QCPR) service expansion, migration to InterSystem’s Cache database and interface licenses that represent sales bookings of approximately US$8.8 million, with a total contract value of approximately US$10.6 million. This agreement covers the rollout of the QCPR product to the NGHA facilities throughout the Kingdom of Saudi Arabia. Currently installed at one hospital and four primary healthcare centers in the central region of Riyadh, QuadraMed will install QCPR at three additional hospitals and twelve primary healthcare centers: two primary healthcare centers in the eastern region, eight in the western region and two in the central region of Saudi Arabia.

The Saudi Arabia NGHA provides modern medical care to National Guard employees and their dependents, as well as to Saudi Nationals with tertiary health problems. Under the umbrella of NGHA, there are four hospitals and sixty primary and secondary health centers around the Kingdom. Supplying the only Level I trauma center in the Kingdom, NGHA has achieved the lowest mortality and morbidity rates among the patient population.

“The expansion of our relationship with Saudi Arabia NGHA adds to our growing install base within the Middle East, which also includes King Fahad hospital in al-Khobar, Saudi Arabia. Our selection during a competitive review also indicates that QCPR is a competitive product in the Middle East and clients there value the regionalization available within QCPR,” said Keith Hagen, QuadraMed’s president and chief executive officer.

This significant QCPR contract helped fuel robust sales bookings for QuadraMed in the first half of 2008. Additionally, the company experienced strong sales success across its various product offerings. Sales bookings for the first two quarters of the year reached $33.5 million, a 36% increase over the same period in 2007. Reflecting the strength of the company’s broad product portfolio and brand appeal, several large hospital systems selected QuadraMed’s enterprise health solutions to enhance their quality of care and improve financial performance.

“Our strong sales success is being driven by our clients’ trust in QuadraMed’s ability to deliver proven solutions and enhance patient safety and outcomes,” added Hagen. “We appreciate the confidence that clients have in our ability to help them achieve the highest clinical performance while optimizing their ROI. This quarter’s sales performance further validates our strategy and our decision to acquire the QCPR product last year.”

Also, during the three months which ended June 30, 2008, QuadraMed signed several other significant sales and services contracts including:

•	Agence de la santé et des services sociaux de l’Estrie, Sherbrooke, Québec, Canada, for the QCPR Radiology Information System application for US$1.1 million.

•	Holland Community Hospital, Michigan, for Enterprise Scheduling and Electronic Document Management for $1.1 million.

•	Rancho Los Amigos National Rehabilitation Center, Downey, California, for Quantim Coding and Compliance and Electronic Document Management for $800,000.

•	NYC Health and Hospitals Corporation, New York, for additional QCPR software and services for $475,000.

About QuadraMed Corporation

QuadraMed Corporation advances the success of healthcare organizations through IT solutions that leverage quality care into positive financial outcomes. QuadraMed provides real world solutions that help healthcare professionals deliver outstanding patient care efficiently and cost effectively. Behind the company’s products and services is a staff of 650 professionals whose experience and dedication have earned QuadraMed the trust and loyalty of clients at over 2,000 healthcare provider facilities. For more information about QuadraMed, visit http://www.quadramed.com.

Cautionary Statement on Risks Associated with QuadraMed Forward-Looking Statements This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 by QuadraMed that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”). QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov (QuadraMed has EDGAR CIK No. 0001018833).

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QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective holders.

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